UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

August 4, 2008
Date of Report (Date of earliest event reported)

EESTECH, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-32863	33-0922627
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1105 North Market Street, Suite 1300
        Wilmington, Delaware, 19801

(Address of principal executive offices and zip code)

(302) 427 2360
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On August 4, 2008 EESTech, Inc. (the “Company”) entered into a Project Development and Feasibility Agreement (the “Agreement”) with Datong Coal Mine Group (“Datong Coal”) in the People’s Republic of China (the “PRC”)

In the Agreement, the parties acknowledged that there is an opportunity to establish a project that will involve the use of vented coalmine methane and waste coal to deliver cleaner energy for mining operations. Methane has a global warming potential that is more damaging to the atmosphere than carbon dioxide, and the parties believe that by utilizing the Company’s Hybrid Coalmine Gas Technology (“HCGT”) to destroy coalmine methane the project contemplated by the Agreement has the ability to deliver significant environmental benefits to the PRC.

The parties intend for the project (the “project”) contemplated by the Agreement to establish a collaboration between the parties that will foster shared learning through the cross transfer of technologies and skill sets, that the parties hope will collectively advance and optimize the application of the HCGT to destroy coal mine methane that would otherwise be released into the atmosphere.

Datong Coal has agreed to work exclusively with the Company in relation to the project until the earlier to occur of 12 months following the date of the Agreement, the termination of the Agreement, or the execution of a binding agreement intended to supersede the Agreement. Further, Datong Coal has agreed to negotiate the terms of a Certified Emissions Reductions purchase agreement with the Company until the earlier of 12 months after the date of the Agreement or the Agreement’s termination or rescission.

The Agreement contains a detailed timeline of the occurrence of the events related to the project, including an anticipated determination of feasibility of the project approximately 2 months following the date of the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EESTECH, INC.

Date: August 20, 2008	By:	/s/ Murray Bailey
Name: Murray Bailey
Title: President